                                                                      EXHIBIT 11

                            STATEMENT RE COMPUTATION
                              OF PER SHARE EARNINGS

                                          THREE MONTHS ENDED                   NINE MONTHS ENDED
                                             SEPTEMBER 30,                       SEPTEMBER  30,
                                   ----------------------------------  ----------------------------------
                                         2002        2001 AS RESTATED       2002         2001 AS RESTATED
                                   ---------------   ----------------  ---------------   ----------------
Numerator:                         $       585,000   $        772,000  $       631,000   $      1,221,000

Denominator:
Denominator for basic income per
     common share -
     weighted-average shares             5,799,845          5,799,845        5,799,845          5,540,105

  Effect of dilutive securities:

       Employee stock options                   --                 --               --                 --
                                   ---------------   ----------------  ---------------   ----------------

Denominator for diluted income
     per common share -
     weighted-average shares             5,799,845          5,799,845        5,799,845          5,540,105
                                   ===============   ================  ===============   ================

Basic income per common share      $          0.10   $           0.13  $          0.11   $           0.22
                                   ===============   ================  ===============   ================


Diluted income per common share    $          0.10   $           0.13  $          0.11   $           0.22
                                   ===============   ================  ===============   ================